ROMA FINANCIAL CORPORATION DECLARES DIVIDEND

ROBBINSVILLE, NJ – December 15, 2010 – Roma Financial Corporation (NASDAQ GS: ROMA) (the Company), the holding company of Roma Bank, announced today that its Board of Directors (the Board) declared the Company’s sixteenth consecutive quarterly cash dividend. A dividend of $.08 per share will be paid on or about January 19, 2011 to stockholders of record on January 5, 2011.

“The Board of Directors is pleased that the Company possesses the earnings and capital capacity to enable it to continue the current quarterly level of dividends,” commented Peter A. Inverso, President and CEO.

“With this dividend declaration, we complete the fourth year in which earnings have been returned to our stockholders in the form of dividends.  Over the four year period, cash dividends, including today’s declaration, aggregating approximately $9.4 million will have been paid to our stockholders.

“While it remains the current intention of the Board to continue to pay a dividend quarterly, the payment and amount of future dividends will be predicated on the Company’s financial condition, earnings, capital requirements and regulatory actions,” he concluded.

Roma Financial Corporation is the holding company of Roma Bank, a community bank headquartered in Robbinsville, New Jersey, and RomAsia Bank headquartered in South Brunswick, New Jersey.  Roma Bank has been serving families, businesses and the communities of Central New Jersey for over 90 years with a complete line of financial products and services.  Roma Bank has branch locations in Mercer, Burlington, Camden and Ocean counties in New Jersey.  Visit Roma online at www.romabank.com, or RomAsia Bank at www.romasiabank.com. RomAsia Bank has two branch locations in Middlesex County, New Jersey.

Forward Looking Statements

The foregoing material contains forward-looking statements concerning the Company.  We caution that such statements are subject to a number of uncertainties and readers should not place undue reliance on any forward-looking statements.  The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.